January 22, 1997

Page 1
                                  EXHIBIT 8.1



                         [Coudert Brothers Letterhead]





January 21, 1997



The Board of Trustees
HRE Properties
321 Railroad Avenue
Greenwich, Connecticut  06830

                     HRE Properties: Plan of Reorganization

Ladies and Gentlemen:

         We have acted as special counsel to HRE Properties, a Massachusetts business trust (the "Trust"), and HRE Properties Inc., a Maryland corporation and a wholly-owned subsidiary of the Trust (the "Corporation"), in connection with the proposed reorganization (the "Reorganization") pursuant to a Plan of Reorganization dated as of December 30, 1996, by and between the Trust and the Corporation (the "Plan of Reorganization"), described in the Registration Statement on Form S-4 (File No. 333-19113-01 ), as amended (the "Registration Statement"). This opinion is being rendered in connection with the Plan of Reorganization. All capitalized terms, unless otherwise specified, have the meanings assigned to them in the Registration Statement.

         In rendering our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Plan of Reorganization and the Registration Statement (including the exhibits thereto). We have relied on the accuracy of the factual statements and the fulfillment of the undertakings set forth therein.

         Further, in connection with the opinion rendered herein, we have assumed that the Plan of Reorganization will be implemented in accordance with the terms of the above-referenced documents and that it will be effective pursuant to the laws of the pertinent jurisdictions. Further, we have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

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January 22, 1997
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         Our opinion is limited to the issues  considered herein and is based on the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all of which are subject to change in the future. Moreover, this opinion is based upon the specific facts and assumptions set forth herein, as well as the representations of the Trust provided in the certificate annexed hereto. Any change in applicable law or in the terms of the foregoing documents upon which this opinion is based, or any inaccuracy in the representations on which we have relied, may affect the continuing validity of this opinion.

         This opinion represents our best legal judgment, but it has no binding effect or official status, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues.


                                     FACTS
         In order to modernize the Trust's governance procedures and to provide the Trust with a greater degree of certainty and flexibility in planning and implementing corporate actions, it is proposed to reorganize the Trust as a Maryland corporation. To this end, the Trust will be merged with and into the Corporation pursuant to the terms of the Plan of Reorganization. The Corporation was formed by the Trust on December 30, 1996, for the purpose of participating in the Reorganization and thereby to acquire and succeed to, and to continue the business of, the Trust. The Corporation will be the surviving entity in the Merger, the separate existence of the Trust will terminate and each issued and outstanding Common Share will be converted into one share of the Corporation Common Stock. At the effective time of the Merger, all properties, assets, liabilities and obligations of the Trust will become properties, assets, liabilities and obligations of the Corporation.


                                    OPINION
         Based upon and subject to the foregoing, we are of the opinion that the Reorganization will constitute a tax-free reorganization under Section 368(a)(1)(F) of the Code. As a Section 368(a)(1)(F) tax-free reorganization, the Reorganization will have the following Federal income tax consequences:

(i) The Corporation generally will be treated as the same taxpayer as the Trust, so that the tax attributes of the Trust will carry over to the Corporation, the taxable year of the Trust will not end on the effective date of the Reorganization, the Trust will not be required to file a short period Federal income tax return, and the Corporation may continue to use the Trust's Employer Identification Number.
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January 22, 1997
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(ii)     No gain or loss will be  recognized  by the  shareholders  of the Trust upon conversion of the Trust Common Shares into the Corporation Common Stock.

(iii) The basis of Corporation Common Stock to be received in the Merger by a shareholder of the Trust will be the same as such shareholder's basis in its Trust Common Shares immediately prior to the Merger.

(iv) The holding period of the Corporation Common Stock to be received in the Merger by a shareholder of the Trust will include such shareholder's holding period of the Trust Common Shares, provided the Common Shares of the Trust were held as a capital asset on the date of the Merger.

(v) No gain or loss will be recognized to the Trust upon the consummation of the Merger.

(vi) No gain or loss will be recognized by the Corporation upon consummation of the Merger.

(vii) The basis of the assets of the Trust in the hands of the Corporation will be the same as the basis of such assets in the hands of the Trust immediately prior to the Merger.

(viii) The holding period of the assets of the Trust acquired by the Corporation in the Merger will include the period during which those assets were held by the Trust immediately prior to the Merger.

         This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement.


                                                             Very truly yours,

                                                             /s/Coudert Brothers

                                                             Coudert Brothers